Exhibit 99.1

July 20, 2015

 SPECIAL DIVIDEND FOR PARTNERRE SHAREHOLDERS INCREASED TO $17.50

Combination Continues to be Superior Opportunity: Vote the WHITE Proxy Card “FOR” the Amalgamation to

Benefit from these Enhanced Terms

Dear Common Shareholder of PartnerRe Ltd.:

We are pleased to inform you of enhanced terms to the amalgamation agreement between PartnerRe and AXIS Capital. PartnerRe shareholders will now receive an increased, one-time special dividend of $17.50 per common share, payable to each holder of PartnerRe common shares issued and outstanding immediately prior to the closing of the amalgamation between PartnerRe and AXIS Capital.

Under the enhanced terms, each record holder of PartnerRe common shares issued and outstanding immediately prior to the closing of the amalgamation will now be entitled to receive 2.18 shares of the amalgamated company for each common share of PartnerRe and an increased special dividend of $17.50 per common share.

PartnerRe Shareholders will benefit from owning a significant interest in a world-class specialty insurance and reinsurance franchise

This increase in the special dividend further enhances the consideration payable to PartnerRe shareholders in a successful transaction with AXIS Capital and underscores PartnerRe’s commitment to delivering value to its shareholders. These terms support the belief of the management teams of both companies that the amalgamation has strong strategic, operational and financial merits and that this transformative transaction will create value for all shareholders. Your vote is critical to realize the superior value potential of the amalgamation between PartnerRe and AXIS Capital. For the reasons described below and in the accompanying notice and supplemental proxy material, your board of directors urges you to vote “FOR” the amalgamation between PartnerRe and AXIS Capital on the enclosed WHITE proxy card today.

Further highlighting their commitment to the transaction, PartnerRe and AXIS Capital have also agreed that each party’s obligation to close the amalgamation is no longer conditioned on the absence of a three notch rating downgrade from A.M. Best. By removing this three notch rating downgrade closing condition, PartnerRe and AXIS Capital have provided even more certainty to the successful consummation of this transformative transaction, which is expected to deliver compelling value to all PartnerRe shareholders. Having received all of the competition-related approvals and substantially all of the non-U.S. regulatory approvals, the amalgamation remains on track to close in the third quarter of 2015, subject to approvals by the shareholders of both companies, remaining regulatory clearances and customary closing conditions.

PartnerRe’s Board of Directors urges shareholders to promptly use their WHITE proxy card to vote “FOR” the Amalgamation Agreement with AXIS Capital

Together, PartnerRe and AXIS Capital will be the “go to” market-leading company for clients, driving tremendous growth opportunities, but we cannot complete the amalgamation unless the shareholders of PartnerRe and AXIS Capital approve the amalgamation. PartnerRe and AXIS Capital will each hold a meeting of their respective shareholders on August 7, 2015 to approve the amalgamation.

The amalgamated company will be a top five global reinsurer with increased scale and relevance and will immediately enhance PartnerRe’s strategic positioning and financial strength, further building upon each company’s established track record of stability and success.

The amalgamation will be accretive to operating earnings and ROE in year one, achieving double-digit EPS accretion and a double-digit ROE by 2017, which will make us one of the premier performing companies in insurance and reinsurance. We believe the amalgamated company’s high ROE and low volatility profile will support a premium valuation relative to its peers. As a result of this expected earnings accretion and increased ROE, the amalgamated company expects to deliver robust capital returns while growing the business and maintaining a strong financial profile.

Voting Instructions

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the applicable special general meeting in person, please take the time to vote on the proposals by signing and returning the enclosed WHITE proxy card or voting instruction form, or by submitting your proxy over the Internet or by telephone, today to ensure that your shares may be represented and voted at the applicable special general meeting. Voting “FOR” the transaction is the best way to protect your investment and your dividend. We urge all PartnerRe shareholders to simply discard any Gold proxy card sent by EXOR S.p.A.

We look forward to delivering superior value to you with the successful amalgamation of PartnerRe and AXIS Capital. Thank you for your support.

Sincerely,

Jean-Paul Montupet Chairman of the Board of Directors PartnerRe Ltd.

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

(877) 825-8971 (Toll-free from the U.S. and Canada)

+1-412-232-3651 (From other locations)

IMPORTANT

We urge you NOT to sign any Gold proxy card sent to you by EXOR

90 Pitts Bay Road

 Pembroke HM 08 Bermuda

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 7, 2015

July 20, 2015

To the Common and Preferred Shareholders of PartnerRe Ltd.:

Notice is hereby given that the previously announced special general meeting of shareholders (which we refer to as the “PartnerRe special general meeting”) of PartnerRe Ltd. (which we refer to as “PartnerRe”) has been postponed until August 7, 2015. The PartnerRe special general meeting will be held at PartnerRe’s offices at 90 Pitts Bay Road, Pembroke HM 08 Bermuda, on August 7, 2015 at 9:00 a.m., Atlantic time, for the following purposes:

•	Proposal 1: to consider and vote on a proposal to approve and adopt the Agreement and Plan of Amalgamation, dated as of January 25, 2015, between PartnerRe and AXIS Capital (as subsequently amended), the statutory amalgamation agreement and the amalgamation;

•	Proposal 2: to consider and vote on a proposal, on an advisory (nonbinding) basis, to approve the compensation that may be paid or become payable to PartnerRe’s named executive officers in connection with the amalgamation; and

•	Proposal 3: to consider and vote on a proposal to adjourn the PartnerRe special general meeting, if necessary or appropriate, to solicit additional proxies, if there are insufficient votes to approve the amalgamation proposal at such special general meeting.

Consummation of the amalgamation is conditioned on, among other things, the approval of Proposal 1 above (which we refer to as the “amalgamation proposal”), but is not conditional on the approval of Proposals 2 and 3.

Only PartnerRe shareholders of record, as shown in PartnerRe’s register of members at the close of business on May 18, 2015, will be entitled to notice of, and to vote at, the PartnerRe special general meeting and any postponement or adjournment thereof. Of such PartnerRe shareholders, the holders of PartnerRe common shares (as defined below) will be entitled to vote on all of the above proposals and the holders of PartnerRe preferred shares (as defined below) will be entitled to vote on only Proposal 1 and Proposal 3.

Your vote is important. Whether or not you plan to attend the PartnerRe special general meeting, please take the time to vote on the proposals by signing and returning the enclosed WHITE proxy card or voting instruction form, or by submitting your proxy over the Internet or by telephone, as soon as possible to ensure that your shares may be represented and voted at the PartnerRe special general meeting. Please simply discard any Gold proxy card sent to you by EXOR S.p.A.

At any time prior to their being voted at the PartnerRe special general meeting, proxies are revocable by written notice to the Secretary of PartnerRe, by a duly executed proxy bearing a later date or by voting in person at the PartnerRe special general meeting.

The PartnerRe board of directors considers the fair value for each common share of PartnerRe, par value $1.00 per share (which we refer to as “PartnerRe common shares”) to be (i) 2.18 common shares par value $0.0125 each of the Bermuda exempted company which would continue as a result of an amalgamation of AXIS Capital Holdings Limited with PartnerRe (which we refer to as the “amalgamated company”) and (ii) a one-time special cash dividend in the amount of $17.50 per PartnerRe common share. The declaration of the special dividend is contingent upon the submission of the formal application to the Bermuda Registrar of Companies for the amalgamation to be registered with payment conditional on, and such payment date following, the consummation of the amalgamation by the issuance of the certificate of amalgamation by the Bermuda Registrar of Companies. For the avoidance of doubt, the special dividend will not have been effectively declared and, therefore, will not be payable if the formal application to register the amalgamation is not submitted to the Bermuda Registrar of Companies. The PartnerRe board of directors considers the fair value for each preferred share of PartnerRe, par value $1.00 per share (which we refer to as “PartnerRe preferred shares”) to be such preferred share continuing as a preferred share par value $1.00 each of the amalgamated company with the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by its certificate of designation. PartnerRe shareholders who are not satisfied that they have been offered fair value for their shares and whose shares are not voted in favor of the amalgamation proposal may exercise their appraisal rights under the Companies Act 1981 of Bermuda, as amended, to have the fair value of their shares appraised by the Supreme Court of Bermuda. PartnerRe shareholders intending to exercise appraisal rights MUST file their application for appraisal of the fair value of their shares with the Supreme Court of Bermuda within ONE MONTH of the giving of this notice convening the PartnerRe special general meeting.

By order of the Board of Directors,

Christine Patton
Secretary and Corporate Counsel to the Board

Pembroke, Bermuda
July 20, 2015

Summary Questions and Answers

Q: Why am I receiving this disclosure statement?

A: As previously announced, PartnerRe Ltd. (“PartnerRe”) and AXIS Capital Holdings Limited ( “AXIS Capital”) entered into an agreement and plan of amalgamation on January 25, 2015 (as subsequently amended, the “amalgamation agreement”) pursuant to which, PartnerRe and AXIS Capital will amalgamate (the “amalgamation”) and continue thereafter as a Bermuda exempted company, PartnerRe AXIS Capital Limited.

In order to consummate the amalgamation, the PartnerRe shareholders must approve certain proposals and the transactions related to the amalgamation described in this disclosure statement and the joint proxy statement/prospectus of PartnerRe and AXIS Capital that was mailed to PartnerRe shareholders on or around June 1, 2015 (the “joint proxy statement”). PartnerRe and AXIS Capital will hold separate special general meetings to obtain these approvals. This disclosure statement and the joint proxy statement, which you should read carefully, contain important information about the amalgamation and related transactions and other matters being considered at the PartnerRe special general meeting.

Q: When and where is the PartnerRe special general meeting?

A: The PartnerRe special general meeting will take place at 9:00 a.m., Atlantic time, on August 7, 2015, at PartnerRe’s offices at 90 Pitts Bay Road, Pembroke HM 08 Bermuda.

Q: What is happening at the PartnerRe special general meeting?

A: At the PartnerRe special general meeting, the holders of PartnerRe common shares will be asked to consider and vote on all of the following proposals:

•	Proposal 1: to approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation (which we refer to as the “amalgamation proposal”);

•	Proposal 2: on an advisory (nonbinding) basis, to approve the compensation that may be paid or become payable to PartnerRe’s named executive officers in connection with the amalgamation; and

•	Proposal 3: to approve the adjournment of the PartnerRe special general meeting, if necessary or appropriate, to solicit additional proxies, if there are insufficient votes to approve the amalgamation proposal at the special general meeting (which we refer to as the “adjournment proposal”).

Each of these proposals has been described in more detail in the joint proxy statement.

Q: What will PartnerRe and AXIS Capital common shareholders receive in the amalgamation?

A: Pursuant to the terms of the amalgamation agreement and the statutory amalgamation agreement, each PartnerRe common share issued and outstanding immediately prior to the closing of the amalgamation (the “effective time”) shall automatically be cancelled and converted into the right to receive 2.18 common shares of PartnerRe AXIS Capital Limited. PartnerRe common shareholders will receive cash in lieu of any fractional common share of PartnerRe AXIS Capital Limited. In addition, each holder of PartnerRe common shares issued and outstanding immediately prior to the effective time shall be entitled to receive a one-time special cash dividend (which we refer to as the “special dividend”) in the amount of $17.50 per PartnerRe common share. The declaration of the special dividend is contingent upon the submission of the formal application to the Bermuda Registrar of Companies (which we refer to as the “Registrar of Companies”) for the amalgamation to be registered with payment conditional on, and such payment date following, the consummation of the amalgamation by the issuance of the certificate of amalgamation by the Registrar of Companies. For the avoidance of doubt, the special dividend will not have been effectively declared and, therefore, will not be payable if the formal application to register the amalgamation is not submitted to the Registrar of Companies.

Pursuant to the amalgamation agreement and the statutory amalgamation agreement, each AXIS Capital common share issued and outstanding immediately prior to the effective time shall automatically be cancelled and converted into the right to receive one common share of the amalgamated company.

Q: When and to whom will the special dividend be paid?

A: Each holder of PartnerRe common shares issued and outstanding immediately prior to the effective time shall be entitled to receive a one-time special cash dividend in the amount of $17.50 per PartnerRe common share. PartnerRe will equitably adjust the exercise price of and, if applicable, the number of PartnerRe common shares covered by, each vested and unvested option and share appreciation right to account for the special dividend.

The declaration of the special dividend is contingent upon the submission of the formal application to the Registrar of Companies for the amalgamation to be registered with payment conditional on, and such payment date following, the consummation of the amalgamation by the issuance of the certificate of amalgamation by the Registrar of Companies. For the avoidance of doubt, the special dividend will not have been effectively declared and, therefore, will not be payable if the formal application to register the amalgamation is not submitted to the Registrar of Companies. For more information, please see the risk factor “PartnerRe may be unable to cause the special dividend to be paid” in the joint proxy statement.

No special dividend will be paid with respect to AXIS Capital common shares, AXIS Capital preferred shares or PartnerRe preferred shares.

Q: What are the U.S. federal income tax consequences of the amalgamation?

A. The amalgamation is intended to qualify as a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the “Code”). Accordingly, a U.S. holder (as defined in the section of the joint proxy statement titled “Material U.S. Federal Income Tax Consequences”) generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of PartnerRe common shares or AXIS Capital common shares for PartnerRe AXIS Capital Limited common shares, except with respect to any cash received in the special dividend or in lieu of a fractional PartnerRe AXIS Capital Limited common share. Please see the section titled “Material U.S. Federal Income Tax Consequences” in the joint proxy statement for more information.

YOU SHOULD READ THE SECTION OF THE JOINT PROXY STATEMENT TITLED “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” FOR A MORE DETAILED DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE AMALGAMATION. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE AMALGAMATION TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, THE PARTIES URGE YOU TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE AMALGAMATION TO YOU, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Q: What will PartnerRe and AXIS Capital preferred shareholders receive in the amalgamation?

A: Pursuant to the terms of the amalgamation agreement and the statutory amalgamation agreement, each PartnerRe and AXIS Capital preferred share issued and outstanding immediately prior to the consummation of the amalgamation will continue as a preferred share of PartnerRe-AXIS Capital Limited and will be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the respective certificate of designation, preferences and rights of such PartnerRe and AXIS Capital preferred shares, respectively.

Q: What will happen to the PartnerRe Preferred Shares after the consummation of the amalgamation?

A: Subject to obtaining a private letter ruling from the IRS to the effect that the issuance of preferred shares pursuant to the proposed exchange offer would not result in a “listed transaction” or otherwise expose the holders of amalgamated company stock to tax shelter reporting obligations, PartnerRe Axis Capital Limited will launch an exchange offer pursuant to which PartnerRe preferred shareholders will receive newly issued preferred shares of PartnerRe AXIS Capital Limited reflecting a 100 basis point increase in the current applicable dividend rate, and subject to certain exceptions, an extended redemption date of the later of (a) the fifth anniversary of the date of issuance and (b) January 21, 2021. The terms of the newly issued preferred shares would be otherwise identical in all material respects to the applicable existing PartnerRe preferred shares. This post-closing exchange offer, if successfully consummated, will match the economic terms of EXOR S.p.A’s (“EXOR”) proposed exchange offer for PartnerRe preferred shareholders in Section 6.12 of Exhibit 99.6 of EXOR’s Amendment No. 1 to Schedule 13D filed with the Securities and Exchange Commission (“SEC”) on July 7, 2015 (the “EXOR exchange offer”).

Q: Does the board of directors of PartnerRe recommend approval of the proposals?

A: Yes. PartnerRe’s board of directors unanimously recommends that PartnerRe shareholders vote “FOR” the amalgamation proposal and “FOR” the other proposals described in this disclosure statement and the joint proxy statement.

Q: What do I need to do now?

A: We urge you to carefully read this disclosure statement and the joint proxy statement, including the annexes and the documents incorporated by reference in the joint proxy statement. You are also encouraged to review the documents referenced under the answer to the question “Where Can I Find More Information” and consult with your accounting, legal and tax advisors. Once you have considered all relevant information, we encourage you to fill in and return the WHITE proxy card (if you are a shareholder of record) or voting instruction form you receive from your bank, broker or other nominee (if you are a shareholder who holds your shares through a bank, broker or other nominee).

Q: How do I vote my shares?

A: Shareholder of Record. If your PartnerRe shares are registered directly in your name, then you are considered a shareholder of record of PartnerRe with respect to those shares and this disclosure statement and a WHITE proxy card was sent to you directly by PartnerRe. As a PartnerRe shareholder of record, you may vote by completing, dating, signing and mailing the enclosed WHITE proxy card in the return envelope provided as soon as possible or by following the instructions on the WHITE proxy card to submit your proxy by telephone or over the Internet at the website indicated. Consummation of the proxy over the Internet is available through 11:59 p.m. Eastern Time on the business day before the PartnerRe special general meeting. PartnerRe shareholders of record may also vote by attending the PartnerRe special general meeting in person. However, whether or not you plan to attend the PartnerRe special general meeting in person, we encourage you to vote your PartnerRe shares in advance to ensure that your vote is represented at the PartnerRe special general meeting. Abstentions and, if applicable, “broker non-votes” will be counted toward the presence of a quorum at the PartnerRe special general meeting, but will not be considered votes cast on any proposal brought before the PartnerRe special general meeting. We urge all PartnerRe shareholders to simply discard any Gold proxy card sent by EXOR.

Beneficial Owner of Shares Held in Street Name. If your PartnerRe shares are held in the name of a bank, broker or other similar organization or nominee, then you are considered a beneficial owner of such shares held for you in what is known as “street name.” Most shareholders of PartnerRe hold their respective shares in “street name.” If this is the case, this disclosure statement has been forwarded to you by your bank, broker or other organization or nominee together with a voting instruction form. You may vote by completing and returning your voting instruction form to your broker. Please review the voting instruction form to see if you are able to submit your voting instructions by telephone or over the Internet. The organization or nominee holding your account is considered the shareholder of record for purposes of voting at the PartnerRe special general meeting. As a beneficial owner, you have the right to instruct the organization that holds your shares of record how to vote the PartnerRe shares that you beneficially own. If you are a beneficial owner of PartnerRe shares held in “street name” rather than a shareholder of record, you may only vote your PartnerRe shares in person at the PartnerRe special general meeting if you obtain and bring a letter from the organization or nominee holding your PartnerRe shares identifying you as the beneficial owner of those shares and authorizing you to vote your PartnerRe shares at the special general meeting. A legal proxy form from your broker and valid identification is required.

Q: If I have previously submitted a WHITE proxy card in connection with the original special general meeting that had been scheduled for July 24, 2015, do I need to vote again?

A: No. Any proxy card you validly executed and returned to PartnerRe in respect of the original special general meeting that had been scheduled for July 24, 2015 will remain valid for our postponed special general meeting to be held on August 7, 2015, unless you timely submit a validly executed, later-dated proxy card.

Q: What do I do if I want to change my vote?

A: You may change your vote at any time before the vote takes place at the PartnerRe special general meeting. To do so, you may either complete and submit a new WHITE proxy card with a later date by mail or send a written notice to the Secretary of PartnerRe, as the case may be, stating that you would like to revoke your proxy. You may also complete and submit a new PartnerRe proxy by telephone or over the Internet. In addition, you may elect to attend the PartnerRe special general meeting and vote in person, as described above under the question titled “—How do I vote my shares?”. If you are a PartnerRe shareholder and you hold your shares through a bank, broker or other nominee, you may revoke the instructions only by informing the bank, broker or nominee in accordance with any procedures established by that nominee.

Q: What should I do with the Gold proxy card sent to me by EXOR?

A: Please simply discard any Gold proxy card sent to you by EXOR. The PartnerRe board of directors believes that EXOR’s price of $137.50 substantially undervalues the company, and its offered terms pose significant and unacceptable execution risks to PartnerRe shareholders.

Q: Who should PartnerRe shareholders contact with any additional questions?

A: If you are a PartnerRe shareholder and you have additional questions about the amalgamation or you would like additional copies of this disclosure statement or assistance voting your shares, you should contact Innisfree M&A Incorporated at:

 501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (877) 825-8971
Banks and Brokers may call collect: (212) 750-5833

Q: Where can I find more information?

A: PartnerRe and AXIS Capital have filed a registration statement on Form S-4 to register with the SEC the common shares of the amalgamated company to be issued to PartnerRe and AXIS Capital shareholders in the amalgamation, if the amalgamation is approved. The joint proxy statement/prospectus of PartnerRe and AXIS Capital is a part of that registration statement and was mailed to PartnerRe and AXIS Capital shareholders on or about June 1, 2015. PartnerRe and AXIS Capital both file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that PartnerRe or AXIS Capital file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public from the Internet website maintained by the SEC at http://www.sec.gov.

INVESTORS AND SECURITY HOLDERS OF PARTNERRE AND AXIS CAPITAL ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

If you are a PartnerRe shareholder, some of the documents previously filed with the SEC may have been sent to you, but you can also obtain any of them through the appropriate company, the SEC or the SEC’s Internet website as described above. Documents filed with the SEC are available from the appropriate company without charge, excluding all exhibits, except that, if PartnerRe or AXIS Capital has specifically incorporated by reference an exhibit in the disclosure statement, the exhibit will also be provided without charge.

You may obtain documents filed by the appropriate company with the SEC by requesting them in writing or by telephone from the following addresses:

PARTNERRE LTD.
Attn: Secretary and Corporate Counsel
90 Pitts Bay Road
Pembroke
HM 19 Bermuda
(441) 292-0888\

If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the date of the applicable special general meeting. This means you must request this information no later than July 31, 2015. PartnerRe will mail promptly requested documents to requesting shareholders by first-class mail, or another equally prompt means.

You can also get more information by visiting PartnerRe’s website at www.partnerre.com, by visiting AXIS Capital’s website at www.axiscapital.com and by visiting www.partnerre-valuecreation.com.

Summary of the Fifth Amendment to the Amalgamation Agreement

On July 15, 2015, PartnerRe Ltd. and AXIS Capital entered into the fifth amendment to the amalgamation agreement (the “fifth amendment”). The PartnerRe board of directors believes that the amalgamation agreement (as amended by the fifth amendment) and the transactions contemplated thereby, including the amalgamation, are advisable and fair to and in the best interests of PartnerRe and its shareholders. Accordingly, the PartnerRe board of directors has approved the amalgamation agreement and the transactions contemplated thereby, and unanimously recommends that the PartnerRe shareholder vote “FOR” adoption of the amalgamation agreement, the statutory amalgamation agreement and the transactions contemplated thereby, including the amalgamation. For more information on the reasons for this recommendation of the PartnerRe board of directors, please see the section “PartnerRe’s Reasons for the Amalgamation and Recommendation of PartnerRe’s Board of Directors” in the joint proxy statement.

The fifth amendment permits PartnerRe to effect payment of a one-time special cash dividend in the amount of $17.50 per PartnerRe common share to each holder of PartnerRe common shares issued and outstanding immediately prior to the consummation of the amalgamation. The declaration of the special dividend is contingent upon the submission of the formal application to the Registrar of Companies for the amalgamation to be registered with payment conditional on, and such payment date following, the consummation of the amalgamation by the issuance of the certificate of amalgamation by the Registrar of Companies. For the avoidance of doubt, the special dividend will not have been effectively declared and, therefore, will not be payable if the formal application to register the amalgamation is not submitted to the Registrar of Companies. PartnerRe will also equitably adjust the exercise price of and, if applicable, the number of PartnerRe common shares covered by, each vested and unvested option and share appreciation right to account for the special dividend. PartnerRe will be permitted to incur up to $300 million of indebtedness for the purposes of the payment of a portion of the special dividend provided that PartnerRe shall first offer AXIS Capital the opportunity to fund all or any part of such indebtedness on mutually agreed terms prior to PartnerRe seeking any debt financing from third parties to fund any part of such indebtedness that AXIS Capital has elected not to provide.

The fifth amendment removes the condition that AXIS Capital’s obligation to close the amalgamation is conditioned on PartnerRe’s Bermuda insurance subsidiaries having an A.M. Best rating of at least “A-”, and the reciprocal condition for PartnerRe as it applies to the A.M. Best ratings of AXIS Capital’s insurance subsidiaries domiciled in Bermuda.

The fifth amendment also provides that, subject to obtaining a private letter ruling from the IRS to the effect that the issuance of preferred shares pursuant to the proposed exchange offer would not result in a “listed transaction” or otherwise expose the holders of PartnerRe AXIS Capital Limited shares to tax shelter reporting obligations, PartnerRe AXIS Capital Limited will launch an exchange offer to exchange newly issued preferred shares of PartnerRe AXIS Capital Limited for each series of preferred shares of PartnerRe AXIS Capital Limited received by holders of PartnerRe preferred shares at the consummation of the amalgamation. The securities received in the exchange offer will reflect a 100 basis point increase in the current dividend rate applicable to the relevant series of PartnerRe preferred shares, and subject to certain exceptions, an extended redemption date of the later of (a) the fifth anniversary of the date of issuance and (b) January 21, 2021. The terms of the newly issued preferred shares would be otherwise identical in all material respects to the applicable existing PartnerRe preferred shares. PartnerRe and AXIS Capital have undertaken to use commercially reasonable efforts until the earlier of (i) the receipt of a private ruling from the IRS and (ii) December 31, 2016 to obtain such ruling, and have agreed that PartnerRe AXIS Capital Limited will use commercially reasonable efforts to launch the exchange offer for the applicable PartnerRe AXIS Capital Limited preferred shares promptly upon the receipt of such ruling.

The foregoing description of the fifth amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the fifth amendment, which was filed with the SEC on Form 8-K on July 16, 2015.

Preliminary Unaudited Pro Forma Condensed Consolidated Financial Information

The following preliminary unaudited pro forma condensed consolidated financial statements are based on the separate historical financial statements of AXIS Capital and PartnerRe after giving effect to the amalgamation and the assumptions and adjustments described in the accompanying notes to the preliminary unaudited pro forma condensed consolidated financial statements. The preliminary unaudited pro forma condensed consolidated balance sheet as of March 31, 2015 is presented as if the amalgamation with PartnerRe had occurred on March 31, 2015. The preliminary unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2015 and the year ended December 31, 2014 are presented as if the amalgamation had occurred on January 1, 2014. The historical condensed consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the amalgamation and, with respect to the statements of income only, expected to have a continuing impact on the consolidated results of operations.

The preparation of the preliminary unaudited pro forma condensed consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The preliminary unaudited pro forma condensed consolidated financial statements should be read together with:

•	the accompanying notes to the preliminary unaudited pro forma condensed consolidated financial statements;

•	AXIS Capital’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2014, included in AXIS Capital’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	PartnerRe’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2014, included in PartnerRe’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	AXIS Capital’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2015, included in AXIS Capital’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015;

•	PartnerRe’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2015, included in PartnerRe’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015; and

•	other information pertaining to AXIS Capital and PartnerRe contained in or incorporated by reference into the registration statement on Form S-4 with the SEC and the joint proxy statement. See “Selected Historical Consolidated Financial Data of AXIS Capital” and “Selected Historical Consolidated Financial Data of PartnerRe” included elsewhere in the joint proxy statement.

The preliminary unaudited pro forma condensed consolidated financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States (U.S. GAAP). After considering the relevant U.S. GAAP guidance, it has been determined that AXIS Capital is the acquiring entity for accounting purposes, primarily due to the number of the senior management positions, including the Chief Executive Officer, in the amalgamated company being filled by current AXIS Capital employees.

The preliminary unaudited pro forma adjustments, including the allocations of the acquisition consideration, have been made solely for the purpose of providing preliminary unaudited pro forma condensed consolidated financial information. A final determination of the acquisition consideration and fair values of PartnerRe’s assets and liabilities, which cannot be made prior to the completion of the amalgamation, will be based on the actual net tangible and intangible assets of PartnerRe that exist as of the date of completion of the transaction. Consequently, amounts preliminarily allocated to goodwill and intangible assets could change significantly from those allocations used in the preliminary unaudited pro forma condensed consolidated financial statements presented below and could result in a material change in amortization of acquired intangible assets.

In connection with the plan to integrate the operations of AXIS Capital and PartnerRe following the completion of the amalgamation, management anticipates that nonrecurring charges will be incurred. Management is not able to determine the timing, nature and amount of these integration charges as of the date of the joint proxy statement. However, these charges will affect the results of operations of AXIS Capital and PartnerRe, as well as those of the amalgamated company following the completion of the amalgamation, in the periods in which they are incurred. The preliminary unaudited pro forma condensed consolidated financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are nonrecurring in nature and not factually supportable at the time that the preliminary unaudited pro forma condensed consolidated financial statements were prepared.

The adjustments that will be recorded as of the completion of the amalgamation may differ materially from the information presented in these preliminary unaudited pro forma condensed consolidated financial statements as a result of:

•	the occurrence of natural or man-made catastrophic events which trigger losses on catastrophe-exposed (re)insurance contracts written by PartnerRe;

•	changes in the fair value of PartnerRe’s investment portfolio due to market volatility, changes in interest rates and foreign exchange movements;

•	changes in the trading price for AXIS Capital’s common shares;

•	net cash used or generated in PartnerRe’s operations prior to the date of completion of the amalgamation;

•	the timing of the completion of the amalgamation; and

•	other changes in PartnerRe’s net assets that occur prior to completion of the amalgamation, which could cause material differences in the information presented below.

The preliminary unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. Additionally, the preliminary unaudited pro forma condensed consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preliminary unaudited pro forma condensed consolidated financial statements do not give consideration to the impact of possible revenue enhancements, potential revenue decreases due to lost business, any expense efficiencies, synergies or asset dispositions that may result from the amalgamation.

Management has recorded reclassifications of PartnerRe information to conform to AXIS Capital’s presentation. Additionally, as of the date of this additional disclosure, management has identified material preliminary adjustments necessary to conform PartnerRe’s accounting policies to AXIS Capital’s accounting policies. Management of the amalgamated company following the completion of the amalgamation will conduct a final review of PartnerRe’s accounting policies as of the date of the completion of the amalgamation in an effort to determine if further differences in accounting policies require adjustment to conform to AXIS Capital’s accounting policies or if further reclassifications are considered necessary. As a result of this review, management may identify further differences that, when conformed, could have a material impact on these unaudited pro forma condensed consolidated financial statements.

PRELIMINARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of March 31, 2015
	(in thousands, except for per share data)
	AXIS	PartnerRe	Adjustments		Total
Assets
Investments:
Fixed maturities and short-term investments, available for sale	$12,051,267	$—	$13,432,066	(a)	$25,483,333
Fixed maturities and short-term investments, trading	—	13,432,066	(13,432,066)	(b)	—
Equity securities, available for sale	601,329	—	—		601,329
Equity securities, trading	—	1,320,284	—		1,320,284
Other investments	939,006	286,596	44,152	(c)	1,269,754
Total investments	13,591,602	15,038,946	44,152		28,674,700
Cash and cash equivalents, including restricted cash	1,270,092	1,413,799	—		2,683,891
Insurance and reinsurance premium balances receivable	2,241,875	2,899,821	1,047,212	(d)	6,188,908
Reinsurance recoverable on unpaid and paid losses	1,921,311	290,018	(278,312)	(e)	1,933,017
Deferred acquisition costs	616,966	706,779	(706,779)	(f)	616,966
Value of business acquired	—	—	348,100	(g)	348,100
Goodwill	47,148	456,380	455,230	(h)	958,758
Intangible assets	41,360	152,836	64,510	(i)	258,706
Other assets	728,465	1,530,016	273,036	(j)	2,531,517
Total assets	$20,458,819	$22,488,595	$1,247,149		$44,194,563
Liabilities			—
Reserve for losses and loss expenses	$9,443,222	$9,401,397	$(139,352)	(k)	$18,705,267
Policy benefits for life and annuity contracts	—	1,996,519	160,000	(l)	2,156,519
Unearned premiums	3,293,952	2,159,446	379,980	(m)	5,833,378
Debt	991,045	820,989	120,772	(n)	1,932,806
Other liabilities	684,365	855,416	1,147,467	(o)	2,687,248
Total liabilities	14,412,584	15,233,767	1,668,867		31,315,218
Shareholders’ equity
Preferred shares	627,843	34,150	819,600	(p)	1,481,593
Common shares	2,200	87,237	(85,888)	(q)	3,549
Additional paid-in capital	2,287,065	3,959,465	2,019,966	(r)	8,266,496
Accumulated other comprehensive loss	(17,070)	(37,240)	37,240	(s)	(17,070)
Retained earnings	5,842,239	6,442,442	(6,501,545)	(t)	5,783,136
Treasury shares	(2,765,114)	(3,288,909)	3,288,909	(u)	(2,765,114)
Total shareholders’ equity attributable to controlling interests	5,977,163	7,197,145	(421,718)		12,752,590
Noncontrolling interests	69,072	57,683	—		126,755
Total shareholders’ equity	6,046,235	7,254,828	(421,718)		12,879,345
Total liabilities and shareholders’ equity	$20,458,819	$22,488,595	$1,247,149		$44,194,563
Selected Share Data
Diluted common shares outstanding	102,924	48,850	58,797	(v)	210,571
Diluted book value per common share	$51.97	$129.86	n/a		$53.53

_______________

n/a - not applicable

See accompanying notes to the preliminary unaudited pro forma condensed consolidated financial statements.

 PRELIMINARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	For the Three Months Ended March 31, 2015
	(in thousands, except for per share data)
	AXIS	PartnerRe	Adjustments		Total
Revenues
Net premiums earned	$906,222	$1,234,722	$63,786	(a)	$2,204,730
Net investment income	92,110	104,631	—		196,741
Other income	7,676	4,292	—		11,968
Net realized investment (losses) gains (1)	(42,553)	115,645	(79,389)	(b)	(6,297)
Total revenues	963,455	1,459,290	(15,603)		2,407,142
Expenses
Net losses and loss expenses and life policy benefits	518,937	721,281	31,351	(c)	1,271,569
Acquisition costs	171,702	275,791	24,709	(d)	472,202
General and administrative expenses	163,065	124,750	—		287,815
Foreign exchange gains	(63,220)	(13,147)	(128,692)	(e)	(205,059)
Amortization of intangible assets	452	6,768	(131)	(f)	7,089
Interest expense and financing costs	12,257	12,245	(8,080)	(g)	16,422
Total expenses	803,193	1,127,688	(80,843)		1,850,038
Income before income taxes and interest in losses of equity method investments	160,262	331,602	65,240		557,104
Income tax (benefit) expense	(690)	79,665	11,987	(h)	90,962
Interest in losses of equity method investments	—	(3,838)	—		(3,838)
Net income	160,952	248,099	53,253		462,304
Amounts attributable (from) to noncontrolling interests	(4,873)	2,182	—		(2,691)
Net income attributable to controlling interests	165,825	245,917	53,253		464,995
Preferred share dividends	10,022	14,184	—		24,206
Net income available to common shareholders	$155,803	$231,733	$53,253		$440,789
Per share data
Net income per common share
Basic net income	$1.56	$4.88	n/a		$2.12
Diluted net income	$1.54	$4.76	n/a		$2.11
Weighted average number of common shares outstanding - basic	99,910	47,525	n/a		208,237
Weighted average number of common shares outstanding - diluted	101,139	48,710	n/a		209,084

_______________

n/a - not applicable

(1)	PartnerRe’s net realized investment gains also include the change in net unrealized investment gains for the three months ended March 31, 2015.

See accompanying notes to the preliminary unaudited pro forma condensed consolidated financial statements.

PRELIMINARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	For the Year Ended December 31, 2014
	(in thousands, except for per share data)
	AXIS	PartnerRe	Adjustments		Total
Revenues
Net premiums earned	$3,870,999	$5,609,195	$(86,480)	(a)	$9,393,714
Net investment income	342,766	479,696	—		822,462
Other income	650	16,190	—		16,840
Net realized investment gains (1)	132,108	371,796	(178,355)	(b)	325,549
Total revenues	4,346,523	6,476,877	(264,835)		10,558,565
Expenses
Net losses and loss expenses and life policy benefits	2,186,722	3,462,770	(95,266)	(c)	5,554,226
Acquisition costs	737,197	1,213,822	96,298	(d)	2,047,317
General and administrative expenses	619,894	449,688	—		1,069,582
Foreign exchange gains	(104,439)	(18,201)	(128,959)	(e)	(251,599)
Amortization of intangible assets	1,982	27,486	(940)	(f)	28,528
Interest expense and financing costs	74,695	48,963	(32,770)	(g)	90,888
Total expenses	3,516,051	5,184,528	(161,637)		8,538,942
Income before income taxes and interest in earnings of equity method investments	830,472	1,292,349	(103,198)		2,019,623
Income tax expense	25,908	239,506	(1,355)	(h)	264,059
Interest in earnings of equity method investments	—	15,270	—		15,270
Net income	804,564	1,068,113	(101,843)		1,770,834
Amounts attributable (from) to noncontrolling interests	(6,181)	13,139	—		6,958
Net income attributable to controlling interests	810,745	1,054,974	(101,843)		1,763,876
Preferred share dividends	40,088	56,735	—		96,823
Net income available to common shareholders	$770,657	$998,239	$(101,843)		$1,667,053
Per share data
Net income per common share
Basic net income	$7.38	$19.96	n/a		$7.84
Diluted net income	$7.29	$19.51	n/a		$7.80
Weighted average number of common shares outstanding - basic	104,368	50,019	n/a		212,695
Weighted average number of common shares outstanding - diluted	105,713	51,174	n/a		213,705

_______________

n/a - not applicable

(1)	PartnerRe’s net realized investment gains also include the change in net unrealized investment gains for the year ended December 31, 2014.

See accompanying notes to the preliminary unaudited pro forma condensed consolidated financial statements.

Notes to Preliminary Unaudited Pro Forma Condensed
Consolidated Financial Statements

Note 1—Basis of Pro Forma Presentation

The preliminary unaudited pro forma condensed consolidated balance sheet as of March 31, 2015 and the preliminary unaudited pro forma condensed consolidated statement of income for the three months ended March 31, 2015 and the year ended December 31, 2014 are based on the historical financial statements of AXIS Capital and PartnerRe after giving effect to the completion of the amalgamation and the assumptions and adjustments described in the accompanying notes. It does not give consideration to the impact of revenue enhancements or potential lost business, expense efficiencies, synergies, integration costs, asset dispositions, or other actions that may result from the amalgamation. The preliminary unaudited pro forma information was prepared in accordance with applicable SEC pro forma guidance under Regulation S-X Article 11.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with AXIS Capital as the acquiring entity. In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

Under ASC 805, all of the PartnerRe assets acquired and liabilities assumed in this business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The amount of the acquisition consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties, if any, after the acquisition date will generally affect income tax expense. Subsequent to the completion of the amalgamation, AXIS Capital and PartnerRe will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the amalgamated company.

The preliminary unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the consolidated results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the amalgamated company.

Note 2—Preliminary Acquisition Consideration

On January 25, 2015, AXIS Capital entered into a definitive agreement and plan of amalgamation with PartnerRe, which the agreement was thereafter amended on February 17, 2015, March 10, 2015, March 31, 2015, May 3, 2015 and July 15, 2015, pursuant to which AXIS Capital will be amalgamated with PartnerRe. On May 3, 2015, AXIS Capital and PartnerRe further amended the agreement to allow PartnerRe to pay a one-time special dividend of $11.50 per share to PartnerRe’s common shareholders in connection with the closing of the amalgamation. On July 15, 2015, AXIS Capital and PartnerRe further amended the agreement to increase the one-time special dividend to $17.50 per share. In addition, the agreement was amended to allow the amalgamated company to commence an exchange offer pursuant to which PartnerRe preferred shareholders would receive newly issued preferred shares of the amalgamated company reflecting an increase to the current dividend rate on PartnerRe preferred shares by 100 basis points and to extend the redemption period date to the later of (a) the fifth anniversary of the date of issuance and (b) January 1, 2021, subject to receiving a favorable ruling from the Internal Revenue Service on the tax status of the exchange offer. At the closing (as defined in the amalgamation agreement), each PartnerRe common share issued and outstanding immediately prior to the amalgamation’s effective time (as defined in the amalgamation agreement) will be automatically canceled and converted into the right to receive 2.18 validly issued, fully paid and non-assessable common shares of the amalgamated company, par value $0.0125 per share, together with any cash paid in lieu of fractional shares. At the closing, each AXIS Capital common share issued and outstanding immediately prior to the amalgamation’s effective time will be automatically canceled and converted into the right to receive one validly issued, fully paid and non-assessable amalgamated company common share.

The share price used in determining the preliminary acquisition consideration is based upon the closing price of AXIS Capital common shares on July 15, 2015. The estimated maximum number of PartnerRe common shares which may be canceled in the amalgamation is based on the PartnerRe common shares outstanding on July 15, 2015.

The effect of an increase (decrease) in the price of an AXIS Capital common share of 1% would be to increase (decrease) the pro forma goodwill and to increase (decrease) contributed capital by approximately $59.7 million reflecting the increase (decrease) in the acquisition consideration. There would be no impact on the pro forma net income.

The preliminary acquisition consideration excludes the impact of fractional shares and is calculated as follows (dollars and shares in thousands, except per share data):

Calculation of Acquisition Consideration

Estimated number of PartnerRe’s common shares which may be canceled in the amalgamation	49,494
Exchange ratio per the amalgamation agreement	2.18
Amalgamated company’s share issuance to PartnerRe’s shareholders	107,897
Multiplied by AXIS Capital’s closing price per share on July 15, 2015	$55.31
Amalgamated company’s share issuance consideration	$5,967,783

Note 3—Preliminary Acquisition Consideration Allocation

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and identifiable intangible assets and assumed liabilities of PartnerRe based on their estimated fair values as of the closing of the amalgamation. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill.

The allocation of the estimated acquisition consideration is preliminary because the proposed amalgamation has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation reflected in the preliminary unaudited pro forma adjustments will remain preliminary until management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the amalgamation and will be based on the value of the AXIS Capital share price at the closing of the transaction and on the fair values of PartnerRe’s assets acquired and liabilities assumed at the closing of the transaction. The final amounts allocated to PartnerRe’s assets acquired and liabilities assumed could differ significantly from the amounts presented in the preliminary unaudited pro forma condensed consolidated financial statements.

The total preliminary acquisition consideration is allocated to PartnerRe’s tangible and identifiable intangible assets and liabilities as of March 31, 2015 based on their preliminary fair values as follows (dollars in thousands):

Preliminary Acquisition Consideration Allocation

PartnerRe’s shareholders’ equity attributable to controlling interests as of March 31, 2015	$7,197,145

Preliminary adjustments for fair value, by applicable balance sheet caption:
Assets:
Other investments	11,367
Deferred acquisition costs	(1,075,231)
Value of business acquired	348,100
Goodwill	(456,380)
Intangible assets	64,510
Other assets	58,045

Liabilities:
Reserve for losses and loss expenses	(69,251)
Policy benefits for life and annuity contracts	(160,000)
Unearned premiums	1,011,667
Debt	(120,772)
Other liabilities (reflecting estimated payment of the one-time special dividend and PartnerRe’s transaction costs)	(899,277)
Estimated fair value of net assets acquired	5,909,923
Estimated purchase price	5,967,783
Liquidation value of PartnerRe’s preferred shares as of March 31, 2015	853,750
Goodwill, before AXIS Capital’s estimated transaction costs	$911,610

See Note 2 to the Preliminary Unaudited Pro Forma Condensed Consolidated Financial Statements above for the impact of an increase (decrease) in the price of the AXIS Capital common share price on the purchase price.

Note 4—Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The preliminary unaudited pro forma financial information is not necessarily indicative of what the financial position and results from operations actually would have been had the amalgamation been completed at the date indicated and includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the amalgamated company would have been, nor necessarily indicative of the financial position of the post-amalgamation periods.

The following preliminary unaudited pro forma adjustments result from accounting for the amalgamation, including the determination of fair value of the assets, liabilities, and commitments which AXIS Capital, as the acquiring entity for accounting purposes, will acquire and assume from PartnerRe. The adjustments below include initial accounting policy conclusions on the treatment of PartnerRe’s investments and the related realized and unrealized investment gains and losses and foreign exchange impacts. These conclusions are preliminary and may be subject to change following a full review of the PartnerRe’s investment portfolio.

The descriptions related to the preliminary adjustments are as follows (dollars in thousands):

Balance Sheet

Increase (decrease) as of March 31, 2015
Assets:
(a) Adjustment to Fixed maturities and short-term investments, available for sale:
To reclassify fixed maturities and short-term investments to available for sale to conform accounting policies	$13,432,066
(b) Adjustment to Fixed maturities and short-term investments, trading:
To reclassify fixed maturities and short-term investments to available for sale to conform accounting policies	(13,432,066)
(c) Adjustments to Other investments:
To reclassify derivative assets and liabilities to conform presentation	32,785
To fair value investments held at cost or valued under the equity method	11,367
(d) Adjustments to Insurance and reinsurance premium balances receivable:
To align written premium methodologies to conform accounting policies	1,054,141
To eliminate intercompany transactions between PartnerRe and AXIS Capital	(6,929)
(e) Adjustments to Reinsurance recoverable on unpaid and paid losses:
To reclassify prepaid reinsurance to conform presentation	(69,709)
To eliminate intercompany transactions between PartnerRe and AXIS Capital	(208,603)
(f) Adjustments to Deferred acquisition costs:
To align written premium methodologies to conform accounting policies	368,452
To eliminate PartnerRe’s deferred acquisition cost asset	(1,075,231)
(g) Adjustment to record Value of business acquired:
To record the fair value of PartnerRe’s life business	348,100
(h) Adjustments to Goodwill:
To eliminate PartnerRe’s carried goodwill	(456,380)
To record goodwill created by the amalgamation	911,610
(i) Adjustments to Intangible assets:
To record finite-lived intangible assets acquired (non-life customer and broker relationships and brand)	189,996
To record finite-lived intangible assets acquired (life renewal rights)	20,000
To record an indefinite-lived intangible asset acquired (U.S. licenses)	7,350
To eliminate PartnerRe’s carried intangible assets	(152,836)
(j) Adjustments to Other assets:
To reclassify receivables for securities sold, derivative assets and prepaid reinsurance to conform presentation	245,937
To record deferred tax impact on pro forma adjustments	58,045
To eliminate intercompany transactions between PartnerRe and AXIS Capital	(30,946)
Total adjustments to Assets	$1,247,149

Increase (decrease) as of March 31, 2015
Liabilities:
(k) Adjustments to Reserve for losses and loss expenses:
To record unpaid losses and loss adjustment expenses at fair value, reflecting an increase for a market based risk margin partially offset by a discount used to present value of the unpaid losses and loss adjustment expenses	$69,251
To eliminate intercompany transactions between PartnerRe and AXIS Capital	(208,603)
(l) Adjustment to Policy benefits for life and annuity contracts:
To reflect policy benefits for life and annuity contracts at fair value	160,000
(m) Adjustments to Unearned premiums:
To record the fair value of profit within PartnerRe’s non-life unearned premiums, adjusted for a risk factor	(1,011,667)
To align written premium methodologies to conform accounting policies	1,422,593
To eliminate intercompany transactions between PartnerRe and AXIS Capital	(30,946)
(n) Adjustment to Debt:
To reflect PartnerRe’s debt at fair value	120,772
(o) Adjustments to Other liabilities:
To record the accrual for the payment of a one-time special dividend	854,277
To reflect AXIS Capital and PartnerRe estimated transaction costs and cash-settled share-based compensation costs related to the amalgamation	91,107
To reclassify receivables for securities sold and derivative liabilities to conform presentation	209,012
To eliminate intercompany transactions between PartnerRe and AXIS Capital	(6,929)
Total adjustments to Liabilities	$1,668,867

Shareholders’ Equity:
(p) Adjustment to Preferred shares:
To align presentation of preferred shares	$819,600
(q) Adjustments to Common shares:
To reflect issuance of amalgamated company shares	1,349
To eliminate PartnerRe’s common shares	(87,237)
(r) Adjustments to Additional paid-in capital:
To reflect issuance of amalgamated company shares	5,966,434
To align presentation of preferred shares	(819,600)
To eliminate PartnerRe’s additional paid-in capital	(3,139,865)
To record AXIS Capital’s estimated share-based compensation costs related to the amalgamation	12,997
(s) Adjustment to Accumulated other comprehensive loss:
To eliminate PartnerRe’s accumulated other comprehensive loss	37,240
(t) Adjustments to Retained earnings:
To record AXIS Capital’s estimated share-based compensation costs related to the amalgamation	(24,103)
To record AXIS Capital’s estimated amalgamation transaction costs	(35,000)
To eliminate PartnerRe’s retained earnings	(6,442,442)
(u) Adjustment to Treasury shares:
To eliminate PartnerRe’s treasury shares	3,288,909
Total adjustments to Shareholders’ Equity	$(421,718)
(v) Adjustments to Common shares outstanding (in thousands of shares):
To reflect elimination of PartnerRe’s common shares outstanding, issuance of amalgamated company shares to PartnerRe’s shareholders and the vesting of PartnerRe and AXIS Capital share-based compensation awards due to the amalgamation	58,797

Statement of Income

	Increase (decrease) for the Three Months Ended March 31, 2015	Increase (decrease) for Year Ended December 31, 2014
Revenues:
(a) Adjustments to Net premiums earned:
To align written and earned premium methodologies to conform accounting policies	$77,800	$(25,880)
To eliminate intercompany transactions between PartnerRe and AXIS	(14,014)	(60,600)
(b) Adjustments to Net realized investment (losses) gains:
To reclassify presentation of foreign exchange on realized gains and losses on investments	(60)	52,364
To reclassify unrealized gains and losses on investments to conform accounting policies	(79,329)	(230,719)
Total adjustments to Revenues	(15,603)	(264,835)
Expenses:
(c) Adjustments to Net losses and loss expenses and life policy benefits:
To record amortization of the adjustment resulting from the difference between the estimated fair value and the historical carrying value of PartnerRe’s net losses and loss expenses and life and annuity policy benefits	(6,233)	(37,106)
To align earned premium methodologies to conform accounting policies	45,810	(18,060)
To eliminate intercompany transactions between PartnerRe and AXIS	(8,226)	(40,100)
(d) Adjustments to Acquisition costs:
To amortize the fair value of profit within PartnerRe’s unearned premiums adjusted for a risk factor, non-life	28,074	859,917
To reduce acquisition costs following the write-off of the deferred acquisition cost asset	(27,883)	(768,666)
To amortize the fair value of PartnerRe’s life business	6,543	27,267
To align earned premium methodologies to conform accounting policies	22,080	(5,420)
To eliminate intercompany transactions between PartnerRe and AXIS	(4,105)	(16,800)
(e) Adjustments to Foreign exchange gains:
To align presentation of foreign exchange on realized gains and losses on investments	(60)	52,364
To align unrealized foreign exchange gains and losses on investments to conform accounting policies	(128,632)	(181,323)
(f) Adjustments to Amortization of intangibles:
To record amortization of intangible assets resulting from the amalgamation	6,637	26,546
To eliminate PartnerRe’s historical amortization expense related to intangible assets	(6,768)	(27,486)
(g) Adjustment to Interest expense and financing costs:
To record reduction of interest expense related to the amortization of the fair value adjustment on PartnerRe’s debt	(8,080)	(32,770)
Total adjustments to Expenses	(80,843)	(161,637)
Income taxes:
(h) Adjustment to Income tax (benefit) expense:
To record income tax on pro forma adjustments	11,987	(1,355)
Total adjustments to Net Income	$53,253	$(101,843)

Estimated amortization charges relating to the fair value adjustments

The estimated useful lives of the identified finite-life intangible assets range from five to twenty years.

The following table shows the estimated annual pre-tax amortization expenses (income) of the fair value adjustments for the first five years following the acquisition (dollars in millions):

	Year following the acquisition
	1	2	3	4	5
Reduction in net loss and loss expenses and life and annuity policy benefits	$(37)	$(25)	$(20)	$(17)	$(15)
Amortization of the fair value of PartnerRe’s life business and profit within PartnerRe’s non-life unearned premium, offset by reduction in acquisition costs due to the write-off of the deferred acquisition costs asset	119	27	18	12	11
Total included in underwriting result	82	2	(2)	(5)	(4)
Estimated amortization expenses	27	27	27	27	27
Reduction in interest expenses	(33)	(33)	(27)	(17)	(11)
Total included in other expenses	(6)	(6)	—	10	16
Total	$76	$(4)	$(2)	$5	$12

Note 5—Preliminary Unaudited Pro Forma Net Income Per Share

Preliminary unaudited pro forma net income per share for the three months ended March 31, 2015 and the year ended December 31, 2014 have been calculated using AXIS Capital’s historic weighted average common shares outstanding plus the common shares assumed to be issued to PartnerRe shareholders per the amalgamation agreement.

The following table sets forth the calculation of basic and diluted preliminary unaudited pro forma net income per share for the three months ended March 31, 2015 and the year ended December 31, 2014 (dollars in thousands, except per share amounts):

	Three Months Ended March 31, 2015		Year Ended December 31, 2014
	Basic	Diluted	Basic	Diluted
Preliminary pro forma net income available to common shareholders	$440,789	$440,789	$1,667,053	$1,667,053
Weighted average common shares outstanding:
AXIS Capital historical	99,910	101,139	104,368	105,713
AXIS Capital share issuance to PartnerRe’s shareholders	107,897	107,897	107,897	107,897
AXIS Capital restricted stock units and other share-based compensation expected to vest upon the completion of the amalgamation	430	48	430	95
Preliminary pro forma adjusted weighted average common shares outstanding	208,237	209,084	212,695	213,705
Preliminary pro forma net income per share	$2.12	$2.11	$7.84	$7.80

Note 6—Preliminary Unaudited Pro Forma Debt

The historical and preliminary unaudited pro forma debt of AXIS Capital and PartnerRe is summarized as follows (dollars in millions):

	As of March 31, 2015
	Historical AXIS Capital	Historical PartnerRe	Pro Forma Adjustments (1)	Pro Forma
2.65% Senior Notes due April 1, 2019	$248.3	$—	$—	$248.3
5.875% Senior Notes due June 1, 2020	496.6	—	—	496.6
5.15% Senior Notes due April 1, 2045	246.2	—	—	246.2
6.875% Senior Notes due June 1, 2018	—	250.0	43.2	293.2
5.5% Senior Notes due June 1, 2020	—	500.0	77.3	577.3
6.440% Capital Efficient Notes due December 1, 2066	—	71.0	0.2	71.2
	$991.1	$821.0	$120.7	$1,932.8
_______________
(1)	Adjustment to reflect PartnerRe’s debt at fair value.

COMPARATIVE PER SHARE DATA

The historical earnings per share, dividends and book values of PartnerRe and AXIS Capital shown in the tables below are derived from their respective unaudited consolidated financial statements as of and for the three months ended March 31, 2015 and the audited consolidated financial statements as of and for the year ended December 31, 2014. The unaudited pro forma comparative basic and diluted earnings per share data give effect to the acquisition method of accounting as if the amalgamation had been completed on January 1, 2014. The unaudited pro forma book value per share information was computed as if the amalgamation had been completed on March 31, 2015.

You should read this information in conjunction with the historical financial information of PartnerRe and AXIS Capital included or incorporated elsewhere into the joint proxy statement, including PartnerRe’s and AXIS Capital’s respective financial statements and related notes thereto. The unaudited pro forma per share data is not necessarily indicative of either actual results had the amalgamation occurred as of the dates or during the periods indicated or of the future operations of PartnerRe or AXIS Capital.

This unaudited pro forma per share financial data does not give consideration to the impact of possible revenue enhancements, potential loss of business, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions. This pro forma per share data is subject to risks and uncertainties, including those discussed in the section of the joint proxy statement titled "Risk Factors."

Per share data as of and for the three months ended March 31, 2015:

	AXIS Capital Historical	PartnerRe Historical	Unaudited Pro Forma
Book value per common share	$53.38	$133.08	$54.05
Diluted book value per common share	$51.97	$129.86	$53.53
Diluted tangible book value per common share (1)	$51.11	$118.4	$47.87
Dividends declared per common share	$0.29	$0.70	$0.31
Net income available to common shareholders per common share–basic	$1.56	$4.88	$2.12
Net income available to common shareholders per common share–diluted	$1.54	$4.76	$2.11
Operating income available to common shareholders per common share–diluted(1)	$1.35	$3.09	$1.42
_______________
(1)	Diluted tangible book value per common share and operating income are “non-GAAP financial measures” as defined by Regulation G.

Per share data for the year ended December 31, 2014:

	AXIS Capital Historical	PartnerRe Historical	Unaudited Pro Forma
Dividends declared per common share	$1.10	$2.68	$1.17
Net income available to common shareholders per common share–basic	$7.38	$19.96	$7.84
Net income available to common shareholders per common share–diluted	$7.29	$19.51	$7.80
Operating income available to common shareholders per common share–diluted (1)	$5.32	$14.76	$5.89
_______________

n/a–not applicable

(1)	Operating income is a “non-GAAP financial measure” as defined by Regulation G.

Diluted tangible book value per common share is calculated using common shareholders’ equity attributable to controlling interests (total shareholders’ equity less noncontrolling interests and aggregate liquidation value of preferred shares) less goodwill and intangible assets, net of tax, divided by the diluted common shares outstanding (assuming exercise of all share-based awards and other dilutive securities). We believe that this measure, in combination with diluted book value per common share, is useful in assessing value generated for our common shareholders. A reconciliation of diluted tangible book value per common share to the most directly comparable GAAP financial measure is provided below:

	As of March 31, 2015
	AXIS Capital Historical	PartnerRe Historical	Unaudited Pro Forma
Total shareholders’ equity	$6,046,235	$7,254,828	$12,879,345
Less:
Preferred shares, aggregate liquidation value	627,843	853,750	1,481,593
Noncontrolling interests	69,072	57,683	126,755
Common shareholders’ equity attributable to controlling interests	5,349,320	6,343,395	11,270,997
Less:
Goodwill	47,148	456,380	958,758
Intangible assets, net of tax	41,360	103,276	232,203
Tangible book value attributable to common shareholders	$5,260,812	$5,783,739	$10,080,036
Diluted common shares outstanding	102,924	48,850	210,571
Diluted tangible book value per common share	$51.11	$118.40	$47.87

Operating income represents after-tax operational results without consideration of after-tax net realized investment (losses) gains, foreign exchange gains (losses), interest in (losses) earnings of equity method investments and withholding tax on inter-company dividends. Diluted operating earnings per common share is derived from this non-GAAP operating income measure. For a further explanation of this measure, see PartnerRe’s and AXIS Capital’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2015 and PartnerRe’s and AXIS Capital’s Annual Reports on Form 10-K for the year ended December 31, 2014. A reconciliation of diluted operating earnings per common share to the most directly comparable GAAP financial measure is provided below:

	Three Months Ended March 31, 2015
	AXIS Capital Historical	PartnerRe Historical	Unaudited Pro Forma
Net income available to common shareholders	$155,803	$231,733	$440,789
Less:
Net realized investment (losses) gains, net of tax	(41,994)	100,311	(10,210)
Net foreign exchange gains (losses), net of tax	61,726	(15,801)	157,004
Interest in losses of equity method investments, net of tax	—	(3,313)	(3,313)
Operating income available to common shareholders	$136,071	$150,536	$297,308
Weighted average number of common shares outstanding–diluted	101,139	48,710	209,084
Operating income available to common shareholders per common share–diluted	$1.35	$3.09	$1.42

	Year ended December 31, 2014
	AXIS Capital Historical	PartnerRe Historical	Unaudited Pro Forma
Net income available to common shareholders	$770,657	$998,239	$1,667,053
Less:
Net realized investment gains, net of tax	106,196	286,252	247,778
Net foreign exchange gains (losses), net of tax	101,586	(45,883)	158,174
Interest in earnings of equity method investments, net of tax	—	8,577	8,577
Withholding tax on inter-company dividends, net of tax	—	(6,125)	(6,125)
Operating income available to common shareholders	$562,875	$755,418	$1,258,649
Weighted average number of common shares outstanding - diluted	105,713	51,174	213,705
Operating income available to common shareholders per common share - diluted	$5.32	$14.76	$5.89

Dividends and Distributions

Each of PartnerRe and AXIS Capital customarily pays a quarterly cash dividend on their respective common shares and their respective preferred shares. Under the terms of the amalgamation agreement, prior to the effective time of the amalgamation, PartnerRe and AXIS Capital are each permitted to declare and pay ordinary course quarterly cash dividends on their respective common shares and their respective preferred shares with record and payment dates consistent with past practice.  However, during this period, PartnerRe is permitted to increase its quarterly cash dividends on its common shares to an amount not to exceed $0.70 per share per quarter, while AXIS Capital may continue to pay, but not increase its current quarterly cash dividend on its common shares of $0.29. During the fiscal quarter in which the closing of the amalgamation occurs, PartnerRe and AXIS Capital may pay a pro rata dividend on their respective common shares for the period from the first day of such quarter until the day immediately preceding the closing date of the amalgamation.

Under the terms of the amalgamation agreement, at the effective time, each holder of record of a PartnerRe common share issued and outstanding immediately prior to the effective time shall be entitled to receive the special dividend. The declaration of the special dividend is contingent upon the submission of the formal application to the Registrar of Companies for the amalgamation to be registered with payment conditional on, and such payment date following, the consummation of the amalgamation by the issuance of the certificate of amalgamation by the Registrar of Companies. For the avoidance of doubt, the special dividend will not have been effectively declared and, therefore, will not be payable if the formal application to register the amalgamation is not submitted to the Registrar of Companies.

A portion of the PartnerRe special dividend is part of an acceleration of the previously announced intention of the amalgamated company to return $750 million of capital to its shareholders immediately after the closing of the amalgamation, and an additional $2.4 billion of capital which the amalgamated company expects to be returned to the common shareholders of the amalgamated company through 2017 through a combination of share repurchases and dividends. These statements with respect to future returns of capital are only statements of current intention and there may be strategic or business reasons why the amalgamated company may ultimately decide to reduce the amount of such capital returns or to not make any such returns of capital at all. There are regulatory and legal restrictions that apply to the return of capital to shareholders by the amalgamated company. Further, as a result of a change in the financial condition or operations of, or the regulatory requirements applicable to the amalgamated company or any of its respective subsidiaries, the amalgamated company may not be able to make the capital returns in the amounts intended or at all. Accordingly, there can be no assurance that the amalgamated company will be able to make these returns of capital.

QUANTIFICATION OF PAYMENTS AND BENEFITS TO PARTNERRE’S NAMED EXECUTIVE OFFICERS

The following table and the related footnotes present information about the compensation payable to PartnerRe’s named executive officers in connection with the proposed amalgamation. The compensation shown in this table is subject to a vote, on a nonbinding advisory basis, of the PartnerRe shareholders at the PartnerRe special general meeting, as described in in the section of the joint proxy statement/prospectus dated June 1, 2015 titled “Proposals to be Submitted to PartnerRe Shareholders; Voting Requirements and Recommendations—Proposal 2. Approval of the Compensation Advisory Proposal.”

Golden Parachute Compensation—PartnerRe

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for PartnerRe’s named executive officers (who include Mr. Miranthis, PartnerRe’s former President and Chief Executive Officer) based on the amalgamation, assuming that the amalgamation was completed on May 1, 2015 and the named executive officers were terminated without cause on the day immediately following the consummation of the amalgamation.  The actual amounts payable would depend on the date of termination, the manner of the termination and the terms of the agreements in effect at such time.  More detail on the included payments and benefits are set forth in the section of the joint proxy statement/prospectus dated June 1, 2015 entitled “—Interests of PartnerRe’s Directors and Executive Officers in the Amalgamation.”

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Other ($) (4)	Total ($)
William Babcock	3,738,865	5,490,621	53,077	641,463	9,924,026
Emmanuel Clarke	4,077,866	5,487,255	168,711	691,119	10,424,951
Laurie Desmet	3,618,270	4,818,588	41,400	603,855	9,082,113
Theodore C. Walker	3,367,535	5,487,255	62,371	691,119	9,608,280
Costas Miranthis (5)	11,861,808	—	395,025	—	12,256,833

(1)	This amount includes the total cash severance payments that would be payable to each named executive officer under PartnerRe’s Change in Control Policy (the “CIC Policy”) and his or her employment agreement in the event of a termination without cause within 12 months following the consummation of the amalgamation, as applicable.

(2)	This amount includes the value of unvested share appreciation rights, restricted share units and performance share units, the vesting of which would be accelerated immediately upon the consummation of the amalgamation (based on a value per share of $114.95, which is the average closing price of PartnerRe’s common shares over the first five business days following the first public announcement of the transaction (i.e., the five-day period beginning January 26, 2015)).

For purposes of this table, the applicable exercise price underlying each unvested share appreciation right has been illustratively adjusted to reflect the special dividend, which has a value of $17.50 per PartnerRe common share. In accordance with SEC disclosure rules, the values in this table do not reflect the anticipated decrease in the share price that is expected to occur in response to the special dividend. The actual impact of the special dividend on the value of the unvested equity awards will depend on the impact of the special dividend on the share price and the precise manner in which the share appreciation rights are adjusted.

The following table lists the portion of the value set forth in the “Equity” column in the table above attributable to each type of accelerated equity held by PartnerRe’s named executive officers, which reflect the equitable adjustment to the share appreciation rights to reflect the special dividend:

Name	Value of PartnerRe Share Appreciation Rights ($)	Value of PartnerRe Restricted Share Units ($)	Value of PartnerRe Performance Share Units ($)
William Babcock	1,277,128	1,589,529	2,623,964
Emmanuel Clarke	947,592	1,815,865	2,723,798
Laurie Desmet	852,124	1,870,811	2,095,653
Theodore C. Walker	947,592	1,815,865	2,723,798
Costas Miranthis	—	—	—

(3)	This amount includes certain other amounts to which the named executive officers may be entitled following their termination pursuant to the CIC Policy and the executive employment agreements, including health and welfare benefit continuation and, in some cases, continued housing and/or school allowances.

(4)	This amount reflects the estimated value of the special dividend to be paid to each named executive officer with respect to each of the PartnerRe common shares underlying his or her unvested restricted share units and performance share units, based on the number of PartnerRe common shares underlying each such award as of May 1, 2015. The special dividend is valued at $17.50 per PartnerRe common share, and the number of PartnerRe common shares underlying each performance share unit is calculated as if the maximum performance were achieved.

(5)	Mr. Miranthis resigned as President and Chief Executive Officer on January 25, 2015, and his employment with PartnerRe terminated on March 31, 2015. The payments that Mr. Miranthis actually received or will receive in connection with his departure are described as set forth in the section of the joint proxy statement/prospectus dated June 1, 2015 entitled “—Interests of PartnerRe’s Directors and Executive Officers in the Amalgamation—Miranthis Agreement.”

Material U.S. Federal Income Tax Consequences

The material U.S. federal income tax consequences of the amalgamation and the special dividend to the holders of PartnerRe common shares were previously disclosed under the section titled “Material U.S. Federal Income Tax Consequences” in the joint proxy statement. The changes to the terms of the amalgamation described herein do not alter those consequences.

LEGAL MATTERS

Certain U.S. federal income tax matters relating to the amalgamation have been passed upon for PartnerRe by Davis Polk & Wardwell LLP.

Important Information For Investors And Shareholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between PartnerRe Ltd. (“PartnerRe”) and AXIS Capital Holdings Limited (“AXIS”). In connection with this proposed business combination, PartnerRe and AXIS have filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), and a definitive joint proxy statement/prospectus of PartnerRe and AXIS and other documents related to the proposed transaction. This communication is not a substitute for any such documents. The registration statement was declared effective by the SEC on June 1, 2015 and the definitive proxy statement/prospectus has been mailed to shareholders of PartnerRe and AXIS. INVESTORS AND SECURITY HOLDERS OF PARTNERRE AND AXIS ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. A definitive proxy statement has been mailed to shareholders of PartnerRe and AXIS. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by PartnerRe and/or AXIS through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by PartnerRe are available free of charge on PartnerRe’s internet website at http://www.partnerre.com or by contacting PartnerRe’s Investor Relations Director by email at robin.sidders@partnerre.com or by phone at 1-441-294-5216. Copies of the documents filed with the SEC by AXIS are available free of charge on AXIS’ internet website at http://www.axiscapital.com or by contacting AXIS’ Investor Relations Contact by email at linda.ventresca@axiscapital.com or by phone at 1-441-405-2727.

Participants in Solicitation

PartnerRe, AXIS, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of PartnerRe is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 26, 2015, its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 1, 2014, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which was filed with the SEC on May 4, 2015 and its Current Reports on Form 8-K, which were filed with the SEC on January 29, 2015, May 16, 2014 and March 27, 2014. Information about the directors and executive officers of AXIS is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 23, 2015, its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on March 28, 2014, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which was filed with the SEC on May 4, 2015 and its Current Reports on Form 8-K, which were filed with the SEC on March 11, 2015, January 29, 2015, August 7, 2014, June 26, 2014, March 27, 2014 and February 26, 2014.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.

Forward Looking Statements

Certain statements in this communication regarding the proposed transaction between PartnerRe and AXIS are “forward-looking” statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “illustrative,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. These forward-looking statements, which are subject to risks, uncertainties and assumptions about PartnerRe and AXIS, may include projections of their respective future financial performance, their respective anticipated growth strategies and anticipated trends in their respective businesses. These statements are only predictions based on current expectations and projections about future events. There are important factors that could cause actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including the risk factors set forth in PartnerRe’s and AXIS’ most recent reports on Form 10-K, Form 10-Q and other documents on file with the SEC and the factors given below:

•	the failure to obtain the approval of shareholders of PartnerRe or AXIS in connection with the proposed transaction;

•	the failure to consummate or delay in consummating the proposed transaction for other reasons;

•	the timing to consummate the proposed transaction;

•	the risk that a condition to closing of the proposed transaction may not be satisfied;

•	the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated;

•	AXIS’ or PartnerRe’s ability to achieve the synergies and value creation contemplated by the proposed transaction;

•	the ability of either PartnerRe or AXIS to effectively integrate their businesses; and

•	the diversion of management time on transaction-related issues.

PartnerRe’s forward-looking statements are based on assumptions that PartnerRe believes to be reasonable but that may not prove to be accurate. AXIS’ forward-looking statements are based on assumptions that AXIS believes to be reasonable but that may not prove to be accurate. Neither PartnerRe nor AXIS can guarantee future results, level of activity, performance or achievements. Moreover, neither PartnerRe nor AXIS assumes responsibility for the accuracy and completeness of any of these forward-looking statements. PartnerRe and AXIS assume no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This disclosure statement, including information contained or incorporated by reference into this disclosure statement, may include forward-looking statements, both with respect to PartnerRe and AXIS and their industries, that reflect their current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond PartnerRe’s and AXIS’ control. Accordingly, there are or will be important risks and uncertainties that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. PartnerRe and AXIS believe that these risks and uncertainties include, but are not limited to, the following: (1) we are exposed to significant losses from catastrophic events and other exposures that we cover, which we expect to cause significant volatility in our financial results from time to time; (2) the inherent uncertainties in our reserving process, particularly as regards to large catastrophic events and longer tail casualty lines; (3) the frequency and severity of catastrophic and other events which we cover could exceed our estimates and cause losses greater than we expect; (4) the risk of the lowering or loss of any of the financial strength, claims paying or enterprise wide risk management ratings of PartnerRe, AXIS or any of their respective subsidiaries, or changes in the policies or practices of the rating agencies; (5) risks associated with appropriately modeling, pricing for, and contractually addressing new or potential factors in loss emergence; (6) the risk we might be bound to policyholder obligations beyond our underwriting intent, or unable to enforce our own intent in respect of retrocessional arrangements, including in each case due to emerging claims and coverage issues; (7) risks due to reliance on a small and decreasing number of reinsurance brokers and other distribution services for a material portion of our revenue; (8) the risk that our customers may fail to make premium payments due to us, as well as the risk of failures of our reinsurers, brokers or other counterparties to honor their obligations to us, including as regards to large catastrophic events, and also including their obligations to make third-party payments for which we might be liable; (9) a contention by the IRS that any of our Bermuda subsidiaries is subject to U.S. taxation; (10) other risks relating to potential adverse tax developments, including potential changes to the taxation of inter-company or related party transactions; (11) risks relating to adverse legislative developments that could reduce the size of the private markets we serve, or impede their future growth, including proposals to shift U.S. catastrophe risks to federal mechanisms; similar proposals at the state level in the U.S. or failing to implement reforms to reduce such coverage; and the risk that new legislation will be enacted in the international markets we serve which might reduce market opportunities in the private sector, weaken our customers or otherwise adversely impact us, which risks could also be retrospective and could impact business that has already been written and priced; (12) risks relating to the inability, or delay, in the claims paying ability of private market participants, particularly following large catastrophic events, for example hurricanes in the United States, cyclones in Europe, earthquakes in California or Japan, which could weaken or destabilize a particular geographic market and give rise to an unpredictable range of impacts which might be adverse to us, perhaps materially so; (13) risks associated with our investment portfolio, including the risk that our investment assets may fail to yield attractive or even positive results; and the risk that investment managers may breach our investment guidelines, or the inability of such guidelines to mitigate investment risks; (14) risks associated with implementing our business strategies and initiatives; (15) risks associated with potential for loss of services of any one of our key senior officers, and the risk that we fail to attract or retain the executives and employees necessary to manage our business; (16) changes in economic conditions, including interest rate, currency, equity and credit conditions which could affect our investment portfolio or declines in our investment returns for other reasons which could reduce our profitability and hinder our ability to pay claims promptly in accordance with our strategy; (17) risks associated with highly subjective judgments, such as valuing our more illiquid assets, and determining the impairments taken on our investments, all of which impact our reported financial position and operating results; (18) risks associated with inflation, which could cause loss costs to increase, and impact the performance of our investment portfolio, thereby adversely impacting our financial position or operating results; (19) operational risks, including system or human failures or cyber attacks, which could result in our incurring material losses; (20) risks that we may require additional capital in the future, which may not be available or may be available only on unfavorable terms; (21) risks relating to our potential failure to comply with covenants in our debt agreements, which failure could provide our lenders the right to accelerate our debt which would adversely impact us; (22) the risk of potential challenges to the claim of exemption from insurance regulation of PartnerRe, AXIS and certain of their respective subsidiaries in certain jurisdictions under certain current laws and the risk of increased global regulation of the insurance and reinsurance industry; (23) risks relating to the inability of our operating subsidiaries to declare and pay dividends, which could cause us to be unable to pay dividends to our shareholders or to repay our indebtedness; (24) the risk that there could be regulatory or legislative changes adversely impacting PartnerRe or AXIS, each as a Bermuda-based company, relative to our competitors, or actions taken by multinational organizations having such an impact; (25) risks relating to operating in a highly competitive environment, which we expect to continue to increase over time from new competition from traditional and non-traditional participants; (26) risks arising out of possible changes in the distribution or placement of risks due to increased consolidation of customers or insurance and reinsurance brokers; and (27) risks relating to changes in regulatory regimes and/or accounting rules, which could result in significant changes to our financial results; as well as PartnerRe’s or AXIS’ management’s response to any of the aforementioned factors.

Additionally, the amalgamation is subject to risks and uncertainties, including: (A) that PartnerRe and AXIS may be unable to complete the amalgamation because, among other reasons, conditions to the consummation of the amalgamation may not be satisfied or waived; (B) uncertainty as to the timing of consummation of the amalgamation, (C) uncertainty as to the long-term value of common shares of the amalgamated company; and (D) failure to realize the anticipated benefits of the amalgamation, including as a result of failure or delay in integrating the PartnerRe and AXIS businesses, as well as PartnerRe’s and AXIS’ management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors set forth in the section of the joint proxy statement/prospectus dated June 1, 2015 titled “Risk Factors” and those included in PartnerRe’s most recent Annual Report on Form 10-K and the risk factors included in AXIS’ most recent Annual Report on Form 10-K and any other documents of PartnerRe and AXIS on file with the SEC. Any forward-looking statements made or referenced in this disclosure statement are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by PartnerRe or AXIS will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, PartnerRe and AXIS or their respective businesses or operations. Each forward-looking statement speaks only as of the date of the particular statement and, except as may be required by applicable law, PartnerRe and AXIS undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.